THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY. THIS NOTE IS BEING OFFERED PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF FEDERAL AND STATE SECURITIES LAW AND CANNOT BE RESOLD UNLESS IT IS SUBSEQUENTLY REGISTERED UNDER SUCH LAWS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER GOVERNMENTAL AGENCY HAS PASSED ON, RECOMMENDED, OR ENDORSED THE MERITS OF THIS NOTE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                 PROMISSORY NOTE
                                 ---------------
$2,464,287                                                         June 13, 2002

          FOR VALUE RECEIVED AND INTENDING TO BE LEGALLY BOUND HEREBY, Continental Southern Resources, Inc., a Delaware corporation (hereinafter referred to, and obligated as, "Borrower"), promises to pay to the order of Lancer Offshore, Inc. ("Lender"), the principal sum of Two Million Four Hundred Sixty-Four Thousand Two Hundred Eighty-Seven Dollars ($2,464,287), together with interest as set forth below, until the date on which the principal amount is paid in full, payable in lawful money of the United States of America in accordance with the terms of this Promissory Note (the "Note").

          1. Maturity Date. The Note shall have a Maturity Date (the "Maturity Date") of the earlier of (i) March 1, 2005, or (ii) five business days after the date on which Borrower sells, assigns, transfers or refinances its working interests in Louisiana State Lease No. 16141 No. 1 Well in Hell Hole Bayou, an exploration project located in Vermillion Parish, Louisiana ("Lease No. 16141"), and receives net proceeds of at least Ten Million Dollars ($10,000,000) as a result of such sale, assignment, transfer or refinancing.

          2. Interest.

             (a) During the period beginning on the date hereof and ending on the Maturity Date, interest shall accrue daily on the outstanding principal amount hereunder at a simple rate of eight percent (8%) per annum.

             (b) Interest shall be calculated hereunder for the actual number of days that the principal is outstanding, based on a three hundred sixty-five
(365) day year. Interest shall continue to accrue on the principal balance hereof at the then-applicable simple rate of interest specified in this Note, notwithstanding any demand for payment, acceleration and/or the entry of any judgment against Borrower, until all principal owing hereunder is paid in full.

          3. Payment of Principal and Interest. Subject to the prepayment provisions set forth in Section 4 below, Borrower shall pay to the holder of this Note the principal amount then outstanding and all accrued interest thereon on the Maturity Date.

          4. Prepayments.

             (a) Subject to the provisions of Section 5 of this Note, Borrower may, without premium or penalty, prepay all or a portion (in whole number multiples of $25,000 only) of the outstanding principal amount of this Note at any time prior to the Maturity Date.

             (b) Subject to the provisions of Section 5 of this Note, in any calendar year in which Borrower has cash flow from operations in excess of $500,000, Borrower shall be obligated, without premium or penalty, within 90 days after the end of such calendar year, to make a principal payment of this Note and any related Notes held by affiliates of Lender, equal to the amount by which Borrower's cash flow from operations exceeds $500,000. For purposes of this Note, cash flow from operations shall be calculated in accordance with generally accepted accounting principles applied on a consistent basis.

             (c) Subject to the provisions of Section 5 of this Note, Borrower shall be obligated, without premium or penalty, upon that date which is five business days after the date on which Borrower sells, assigns, transfers or refinances its working interests in Lease No. 16141 and receives net proceeds less than Ten Million Dollars ($10,000,000), to make a principal payment of this Note and any related Notes held by affiliates of Lender, equal to (i) the net proceeds of such sale, assignment, transfer or refinancing, less (ii) One Million Dollars ($1,000,000).

             (d) Any prepayment permitted or required by this Section 4 may only be made by Borrower if (i) such prepayment is not prohibited by any Senior Debt (as defined in Section 5); and (ii) Borrower has paid all interest on the outstanding principal amount of this Note accrued through the date of prepayment.

          5. Ranking. The indebtedness evidenced by this Note is subordinate and junior to Borrower's indebtedness for money borrowed from time to time from banks, finance companies, pension funds, insurance companies and other financial institutions which by its terms is designated as Senior Debt, whether or not such indebtedness is secured by the assets of Borrower (the "Senior Debt"). This
Note is subordinate to the Senior Debt to the extent and in the manner hereinafter set forth:

             (a) All indebtedness, obligations and liabilities owing by Borrower pursuant to, or in respect of, this Note shall be, and remain, junior and subordinate to any and all indebtedness, obligations and liabilities owing by Borrower pursuant to, or in respect of, the Senior Debt, whether now existing or hereafter arising, whether direct or indirect, secured or unsecured, absolute or contingent, joint or several, and howsoever owned, held or acquired whether through discount, purchase, direct loan or as collateral or otherwise, and to any interest and charges payable pursuant to, or in respect of, the Senior Debt after the commencement of insolvency proceedings by or against the Borrower (collectively, the "Senior Debt Obligations").

             (b) So long as any Senior Debt Obligations shall remain outstanding and unpaid, no payment of principal or interest (notwithstanding the expressed maturity or any time for the payment of principal of or interest on this Note) shall be made on this Note, and the holder of this Note agrees not to take steps, whether by suit or otherwise, to compel or enforce the collection of this Note or to use this Note by way of counterclaim, setoff, recoupment or otherwise so as to diminish, discharge or otherwise satisfy in whole or in part any indebtedness or liability of the holder of this Note to Borrower, whether now existing or hereafter arising and howsoever evidenced; provided, however, that notwithstanding the foregoing, so long as no event of default (under the terms of the Senior Debt) exists or would be caused thereby, and none of the events hereinafter set forth in Section 5(c) have occurred, Borrower may make regularly scheduled payments of interest and principal pursuant to the terms of this Note. No prepayment of this Note shall be permitted until Borrower obtains in writing any consents required under any document evidencing, securing or otherwise relating to the Senior Debt (the "Senior Loan Documents").

             (c) In the event of any distribution, dividend or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all of any part of the assets of Borrower or of the proceeds thereof to the creditors of Borrower or upon any indebtedness of Borrower, occurring by reason of the liquidation, dissolution or other winding up of Borrower, or by reason of any execution sale, or bankruptcy, receivership, reorganization, arrangement, insolvency, liquidation or foreclosure proceeding of or for Borrower or involving its property, except as provided above, the holder of this Note shall not be entitled to receive or retain any dividend, distribution or application on or in respect of principal of or interest on this Note unless and until all of the Senior Debt Obligations shall have been paid and satisfied in full, and any dividend, distribution or application otherwise payable in respect of this Note shall be paid and applied on the Senior Debt Obligations until such Senior Debt Obligations have been fully paid and satisfied. The holders of the Senior Debt (or their authorized representatives) are irrevocably authorized and empowered, in their discretion, to make and present for or on their behalf, such proofs of claim against Borrower on account of this Note as they may deem expedient or proper and to vote such proofs of claim in any of the proceedings described above.

             (d) In case that, despite the provisions above, any payment or distribution shall be paid or delivered to the holder of this Note in violation or contravention of the terms hereof before all Senior Debt Obligations shall have been paid in full, such payment or distribution shall be held in trust for and immediately paid and delivered to the holders of the Senior Debt (or their duly authorized representatives), until the Senior Debt obligations shall have been paid in full.

             (e) The holders of the Senior Debt need not at any time give the holder of this Note notice of the creation or existence of any Senior Debt Obligations, nor of the amount or terms thereof, all such notice being expressly waived. The holders of the Senior Debt shall be permitted at any time, from time to time, without the consent of or notice to the holder of this Note, without incurring responsibility to the holder of this Note, and without impairing or releasing the obligation of the holder of this Note hereunder, to (i) renew, refund, assign or extend the maturity of any Senior Debt, or any part thereof, or otherwise revise, amend or alter the terms and conditions thereof; (ii) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged, mortgaged or otherwise hypothecated or subjected to a lien to secure any Senior Debt; and (iii) exercise or refrain from exercising any rights against Borrower and otherwise, including the holders of the Notes, including the holder of this Note.

             (f) The provisions of Section 5 are for the purpose of defining the relative rights of the holders of the Senior Debt on the one hand and the holder of this Note on the other hand. Nothing herein will impair Borrower's obligation to the holder of this Note to pay to such holder both principal and interest in accordance with the terms of this Note. No provision of this Section 5 shall be deemed to subordinate, to any extent, any claim or right of the holder of this Note to any claim against Borrower by any creditor or any other person, including any other holder of a Note, except to the extent expressly provided in this Section 5.

          6. Security. This Note will be an unsecured obligation of Borrower.

          7. Lender's Rights Upon Default. Each of the following events shall constitute an "Event of Default" and, upon the occurrence thereof, Lender shall have the option, immediately upon written notice to Borrower, (a) to accelerate the maturity of this Note and all amounts payable hereunder and demand immediate payment thereof and (b) to exercise all of Lender's rights and remedies under this Note or otherwise available at law or in equity:

                 (i) Borrower shall fail to pay the principal amount of the Note or accrued interest thereon on the Maturity Date;

                 (ii) Borrower shall admit an inability to pay its debts as they mature, or shall make a general assignment for the benefit of any of its or their creditors;

                 (iii) Proceedings in bankruptcy, or for reorganization of Borrower for the readjustment of any of its or their debts, under the United States Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by Borrower or shall be commenced against Borrower and shall not be dismissed within sixty (60) days of their commencement;

                 (iv) A receiver or trustee shall be appointed for Borrower or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of Borrower, and if such appointment or proceedings are involuntary, such receiver or trustee shall not be discharged within sixty (60) days of appointment, or such proceedings shall not be discharged within sixty (60) days of their commencement, or Borrower shall discontinue its business(es) or materially change the nature of its business(es);

          8. Application of Funds. All sums realized by Lender on account of this Note, from whatever source received, shall be applied first to any fees, costs and expenses (including attorney's fees) incurred by Lender, second to accrued and unpaid interest, and then to principal.

          9. Attorney's Fees and Costs. In the event that Lender engages an attorney to represent it in connection with (a) any default by Borrower under this Note, (b) the enforcement of any of Lender's rights and remedies hereunder,
(c) any bankruptcy or other insolvency proceedings commenced by or against Borrower and/or (d) any actual litigation arising out of or related to any of the foregoing, then Borrower shall be liable to and shall reimburse Lender on demand for all reasonable attorneys' fees, costs and expenses incurred by Lender in connection with any of the foregoing.

          10. Governing Law. This Note is made and delivered in the Commonwealth of Pennsylvania and shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles. Borrower agrees to the exclusive jurisdiction of the state courts located in Philadelphia County, Commonwealth of Pennsylvania or the United States federal courts located in the Eastern District of the Commonwealth of Pennsylvania in connection with any matter arising hereunder, including the collection and enforcement of this Note.

          11. Miscellaneous.

              (a) Borrower hereby waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand. To the extent permitted by law, Borrower hereby waives and releases all errors, defects and imperfections in any proceedings instituted by Lender under the terms of this Note.

              (b) The rights and privileges of Lender under this Note shall inure to the benefit of its successors and assigns. All representations, warranties and agreements of Borrower made in connection with this Note shall bind Borrower's successors and assigns.

              (c) If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

              (d) The waiver of any Event of Default or the failure of Lender to exercise any right or remedy to which it may be entitled shall not be deemed to be a waiver of any subsequent Event of Default or of Lender's or Lender's right to exercise that or any other right or remedy to which Lender is entitled.

              (e) The rights and remedies of Lender under this Note shall be in addition to any other rights and remedies available to Lender at law or in equity, all of which may be exercised singly or concurrently.

          IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note the day and year first above written and has hereunto set hand and seal.


                                           CONTINENTAL SOUTHERN RESOURCES, INC.



                                           By:/s/ Stephen P. Harrington
                                              ----------------------------------
                                               Stephen P. Harrington
                                               President